                             CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT (this "Agreement"), dated as of August 30, 2006, among Ronald S. Lauder ("RSL"), RSL Investments Corporation, a Delaware corporation ("RIC"), RSL Investment LLC, a Delaware limited liability company ("RIL"), RAJ Family Partners, L.P, a Georgia limited partnership ("RAJ"), Leonard A. Lauder ("LAL"), and LWG Family Partners, L.P., a Georgia limited partnership ("LWG").

                                    RECITALS

     A. RIC and RIL have formed CME Holdco L.P., a Cayman Islands exempted limited partnership (the "Partnership"), for purposes of holding shares of common stock, consisting of Class A common stock, par value $0.08 per share ("Class A Shares"), and Class B common stock, par value $0.08 per share ("Class B Shares" and together with the Class A Shares, the "CME Shares"), of Central European Media Enterprises, Ltd., a Bermuda company ("CME").

     B. Each of the parties hereto is party to a Purchase Agreement, dated August 28, 2006 (the "Purchase Agreement"), with Adele (Guernsey) L.P., a Guernsey limited partnership, pursuant to which each such party has agreed to contribute to the Partnership all of the Class B Shares (and in the case of LWG, Class A Shares) owned by such party in exchange for a pro rata interest in the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                  CONTRIBUTIONS

     1.1 Contributions. Each of the parties hereby contributes all of his or its Class A Shares and Class B Shares to the Partnership as follows:

     (a) RIL hereby contributes 63,729 Class B Shares to the Partnership in exchange for a 1.00000% general partnership interest in the Partnership;

     (b) RIC hereby contributes 2,821,976 Class B Shares to the Partnership in exchange for a 43.28131% limited partnership interest in the Partnership;

     (c) RSL hereby contributes 2,850,000 Class B Shares to the Partnership in exchange for a 44.72104% limited partnership interest in the Partnership;

     (d) RAJ hereby contributes 210,461 Class B Shares to the Partnership in exchange for a 3.30247% limited partnership interest in the Partnership;

     (e) LAL hereby contributes 145,239 Class B Shares to the Partnership in exchange for a 2.27903% limited partnership interest in the Partnership; and

     (f) LWG hereby contribute 221,434 Class B Shares and 60,000 Class A Shares the Partnership in exchange for a 4.41615% limited partnership interest in the Partnership.

     1.2 Liens.

     (a) Subject to Section 1.2(b), each party covenants and agrees that the Class B Shares (and in the case of LWG, Class A Shares) contributed by such party to the Partnership is not subject to any mortgage, lien, pledge, charge, encumbrance, security interest, other adverse claim, option, assessment, license, buy/sell agreement, preferential arrangement or other restrictions of any kind or nature whatsoever, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of, or material benefits associated with, ownership, other than any restriction set forth in the Purchase Agreement, in the Amended Limited Partnership Agreement or arising under applicable Law (any of the foregoing, a "Lien").

     (b) The parties acknowledge that 400,000 Class B Shares contributed to the Partnership by RSL have been pledged to a third party, and are being contributed to the Partnership subject to such pledge. RSL covenants and agrees that he will cause such pledge to be released, such that the Class B Shares currently subject to the pledge are held by the Partnership free and clear of any Lien, as soon as practicable and in any event no later than September 12, 2006.

     1.3 Limited Partnership Agreement. Contemporaneously with the contributions contemplated by Section 1.1, each of the Contributing Parties shall have executed and delivered the Amended and Restated Limited Partnership Agreement of the Partnership in the form attached hereto as Exhibit A (the "Amended Limited Partnership Agreement").

                                   ARTICLE II
                               GENERAL PROVISIONS

     2.1 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day later being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

     (a) if to any of RSL, RIL, RIC or RAJ, to:

          Ronald S. Lauder
          767 Fifth Avenue, Suite 4200
          New York, New York 10153
          Telecopy: (212) 572-4093

          with a copy to:

          Debevoise & Plimpton LLP
          919 Third Avenue
          New York, New York 10022
          Attn: Gregory V. Gooding
          Telecopy: (212) 909-6836

     (b) if to any LAL or LWG, to:

          Leonard A. Lauder
          767 Fifth Avenue, Suite 4000
          New York, NY 10153
          Telecopy: (212) 572-6746

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Attn: Jeffrey J. Weinberg
          Telecopy: (212) 310-8007

     2.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

     2.3 Assignment. Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

     2.4 Applicable Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and be governed by, the internal laws of the State of New York, without giving effect to its conflict of laws, principles or rules to the extent that such principles or rules would require the application of the laws of another jurisdiction, and the parties consent to the exclusive jurisdiction of the federal and state courts located in the City and County of New York, New York, to resolve any dispute relating to this Agreement.

     2.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 2.5.

     2.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     2.7 Expenses. Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby, provided that all expenses relating to the formation of the Partnership shall be borne by the Partnership.

     2.8 No Third Party Beneficiaries. Nothing in this Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

     2.9 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        RONALD S. LAUDER


                                        By: /s/ Jacob Z. Schuster
                                            ------------------------------------
                                            Jacob Z. Schuster, attorney-in fact


                                        RSL INVESTMENTS CORPORATION


                                        By: /s/ Jacob Z. Schuster
                                            ------------------------------------
                                        Name: Jacob Z. Schuster
                                        Title: President


                                        RSL INVESTMENT LLC


                                        By: /s/ Jacob Z. Schuster
                                            ------------------------------------
                                        Name: Jacob Z. Schuster
                                        Title: Executive Vice President


                                        RAJ FAMILY PARTNERS, L.P.


                                        By: /s/ Jacob Schuster
                                            ------------------------------------
                                        Name: Jacob Z. Schuster
                                        Title: Vice President, Secretary and
                                               Treasurer of RAJ Family
                                               Corporation, general partner of
                                               RAJ Family Partners, L.P

                                        LEONARD A. LAUDER


                                        By: /s/ Leonard Lauder
                                            ------------------------------------
                                            Leonard A. Lauder


                                        LWG FAMILY PARTNERS, L.P.


                                        By: /s/ Leonard Lauder
                                            ------------------------------------
                                        Name: Leonard A. Lauder
                                        Title: President of LWG Family
                                               Corporation, its Managing Partner